CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 27, 2019 on the financial statements of the Mercator International Opportunity Fund, a series of Collaborative Investment Series Trust, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 12 under the Securities Act of 1933 and Post-Effective Amendment No. 15 under the Investment Company Act of 1940 to Mercator International Opportunity Fund’s Registration Statement on Form N-1A (File Nos. 811-23306 and 333-221072, including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

April 26, 2019